Purchase Agreement

Personal and Confidential

Mr. Jerry W. Curtis, President
EagleSpan Steel Structures, Inc.
102 West 4th Street, Loveland, CO 80537
Tel: (970) 593-0596, Fax: (970) 593-0583

Re: 100% Acquisition of EagleSpan Steel Structures, Inc.

Dear Mr. Curtis,

This letter agreement sets forth the terms of an oral understanding you and the undersigned negotiated by telephone.

Superior Oil and Gas Co. (“Superior”) will acquire one hundred percent (100%) of the outstanding stock of EagleSpan Steel Structures, Inc., (“ESS”) in accordance with the following terms and conditions (the “Agreement”):

1.    Superior shall acquire one hundred percent (100%) of the outstanding common stock of ESS (the “Stock”) on a date to be mutually acceptable to ESS and Superior, but in no event later than forty-five (45) days from the date of execution by both parties of this agreement (the “Closing Date”).

2.    In consideration of the transfer by the shareholders of ESS of one hundred percent (100%) of the Stock to Superior, Superior pay to ESS shareholders, pro rata in accordance with their shareholdings, $3,000,000 as follows; (i) $1,500,000 in wire transfer or certified funds at closing, (ii) $750,000 in the form of a one-year convertible note with an annual interest rate of 6% that is convertible into shares of common stock of the Superior at $1.50 a share at any time after the first anniversary of the Closing, and (iii) the balance of $750,000 will be fulfilled with the issuance of not less than 750,000 shares of common stock of the Superior at the Closing, representing a price equivalent of the lower of $1.00 per common share or the market price of the Superior’s common stock at the time of closing.

At closing, Superior will cause the payment in full of ESS’s existing SBA term loan and other bank debt of the Company that is guaranteed by Jerry Curtis, and accrued interest thereon, not to exceed an amount of $1,250,000. Within 60 days after closing, Superior shall capitalize ESS by an amount that, including the amounts described in the preceding sentence, total at least $3,000,000.

Exhibit 10
Page 1 of 5 Pages

In addition, Jerry W, Curtis, current CEO/President of the Seller, and other key employees as determined by Mr. Curtis, will sign employment and non-compete agreements with Superior for a period of three years from the Closing. Mr. Curtis will be the President of EagleSpan Steel Structures, Inc. as a wholly owned subsidiary of Superior. Superior will nominate Mr. Curtis to become a Director of Superior Oil and Gas Co. Superior will pay Mr. Curtis an annual base salary of $120,000 per year plus a performance based Incentive Stock Option Plan (the “ISO”) to be negotiated in conjunction with the other terms of Mr. Curtis’ employment agreement. Mr. Curtis shall retain managerial control over ESS to be further defined in the employment agreement.

Superior shall be assigned the exclusive rights to any and all patents, trade marks, and other intellectual property held by Mr. Curtis that is related to the operations of ESS.

3.    Except as specified herein, each of the parties shall pay all of its expenses, including audit expenses, incident to this Agreement and to the consummation of the transactions contemplated hereby. ESS does hereby provide notice that it has agreed that the ESS shareholders shall pay, pro rata, a commission to Cattarello & Associates equal to 5% of the value of the transaction.

4.    ESS agrees and acknowledges that the securities of Superior to be issued to ESS shareholders will not have been or be registered under the Securities Act of 1933 (the “1933 Act”), and will be issued pursuant to an exemption from registration under both federal and state securities laws. ESS further agrees and acknowledges that such shares of Superior shall constitute “restricted” stock, i.e. that such shares shall each bear a legend restricting the right of the holder thereto to sell such shares and that such shares may only be re-sold (i) pursuant to a registration of such shares under applicable federal and state securities laws, (ii) pursuant to an exemption from registration under such securities laws, or (iii) pursuant to Rule 144 of the 1933 Act.

5.    ESS agrees and acknowledges that each shareholder of ESS who is receiving Superior’s common stock as a part of this transaction will be required to represent to Superior of the Closing Date, (i) he or she is acquiring the stock of Superior solely with the intent to hold such stock as an investment, and that, as of the Closing Date, he or she has no current arrangement or intent to sell Superior’s stock received in exchange for ESS stock, and (ii) such shares of ESS Stock will be free of all liens, claims or other encumbrances.

6.    Subject to the satisfaction of all conditions precedent to the Superior’s obligation to consummate the acquisition of the Stock, the parties shall use their best efforts to cause the purchase and sale contemplated hereby to be consummated by the Closing Date.

7.    Until the Closing Date, both the Superior and ESS shall maintain their respective assets in at least as good a condition as the condition as of the date hereof, subject only to changes that may result from day-to-day business operations. Neither shall make any extraordinary or dividend payments to their shareholders, officers, directors or employees. Each of Superior and ESS will conduct its business and activities diligently and in substantially the same manner as they previously have been carried out and will advise the other party hereto of any material adverse change in its business that may occur prior to the Closing Date.

Exhibit 10
Page 2 of 5 Pages

8.    Obligations of Superior as of the Closing Date:

a.    Superior is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and has the corporate power and authority to carry on its business as presently conducted and is qualified to do business in all jurisdictions where the failure to be so qualified would have a material adverse effect on the business of the Superior.

b.    This Agreement is duly authorized, executed and delivered by the Superior. All corporate actions by the Superior required to authorize the transactions contemplated by the Agreement have been taken and the Superior has the corporate power to effect the transactions contemplated thereby. All authorizations, consents and approvals of all governmental agencies and authorities required in order to permit consummation by the Superior of the transactions contemplated by this Purchase Agreement have been obtained.

c.    All of the outstanding capital stock of the Superior has been duly and validly authorized and issued, fully paid and non-assessable.

d.    Neither the execution and delivery by the Superior of the Agreement, nor consummation of the transactions contemplated thereby, will conflict with or result in a breach of any of the terms, conditions or provisions of any judgment, order, injunction, decree, regulation or ruling of any court or governmental authority, domestic or foreign, to which the Superior is subject, or will constitute a material default thereunder.

e.    Superior will provide to ESS copies of the Certificate of Incorporation, and all amendments thereto, as certified by the Secretary of the State of Nevada, and the Bylaws of the Superior and all amendments thereto, as certified by its Secretary, and warrants that such Articles and Bylaws are complete and correct. Superior will provide to ESS all minutes of meetings and actions in writing without a meeting of the Board of Directors and stockholders of the Superior and warrants that all minutes or actions in writing without a meeting shall have been included in such minute book as of the Closing Date.

f.    Superior will provide ESS with an opinion of counsel covering paragraphs a, b, c and d of this Paragraph 8.

9.    Obligations of ESS as of the Closing Date:

Exhibit 10
Page 3 of 5 Pages

a.    ESS is a Colorado Corporation, duly organized, validly existing and in good standing under the laws of Colorado and has the corporate power and authority to carry on its business as presently conducted and is qualified to do business in all jurisdictions where the failure to be so qualified would have a material adverse effect on the business of ESS.

b.    The Agreement is duly authorized, executed and delivered by ESS and all ESS shareholders. All corporate actions by ESS required to authorize the transactions contemplated by the Agreement have been taken and ESS has the corporate power to effect the transactions contemplated thereby. All authorizations, consents and approvals of all governmental agencies, creditors and authorities required in order to permit consummation by ESS of this transaction have been obtained.

c.    All of the outstanding capital stock of ESS has been duly and validly authorized and issued, fully paid and non-assessable.

d.    Neither the execution and delivery by ESS and ESS shareholders of this Agreement, nor consummation of the transactions contemplated thereby, will conflict with or result in a breach of any of the terms, conditions or provisions of any judgment, order, injunction, loan covenant, decree, regulation or ruling of any court or governmental authority, domestic or foreign, to which ESS or ESS shareholders is/are subject, or will constitute a material default thereunder.

e.    ESS will provide to Superior copies of its Certificate of Incorporation, and all amendments thereto, as certified by their regulatory body, and the Bylaws of ESS and all amendments thereto, as certified by its Secretary, and will warrant that such Articles and Bylaws are complete and correct ESS will provide to Superior all minutes of meetings and actions in writing without a meeting, of the Board of Directors and stockholders of ESS and will warrant that all minutes or actions in writing without a meeting shall have been included in such minute book as of the Closing Date.

f.    ESS will provide Superior with an opinion of counsel regarding the truth of the matters described in paragraphs a, b, c, and d of this Paragraph 9.

g.    All ESS shareholders are participating in the stock exchange contemplated by this Purchase Agreement.

h.    At the closing, or at Superior’s option within 45 days after Closing, ESS will provide Superior with financial statements that meet the requirements of the SEC’s Regulation S-B, Item 310: an audited balance sheet as of the close of the last fiscal year, audited statements of income for the two years preceding the date of such balance sheet, audited statements of cash flows for the two years preceding the date of such balance, an audited statement of changes in shareholders’ equity for the two years preceding the date of such balance sheet, an unaudited balance sheet as of September 30, 2004, unaudited operating statement for the six months ending September 30, 2004 and 2003, unaudited statements of cash flows for the six months ending September30, 2004 and 2003 and an unaudited statement of cash flows for the six months ended June 30, 2004. The closing will not occur until Superior has satisfied itself that such financial statements will have been completed and delivered with such time period.

Exhibit 10
Page 4 of 5 Pages

10.    Pre-Closing Obligations of ESS:

a.    ESS shall provide Superior with current financial statements and pro forma financial information.

ESS shall provide Superior with information, including, but not limited to, (i) the history and background of ESS’s business operations, (ii) plans for future business operations, (iii) current and anticipated markets for services of products of ESS, and (iv) biographical information for key ESS personnel, directors and officers.

Both parties hereto agree that time is of the essence in consummating the transaction contemplated by this Agreement, and agree to take reasonable steps to facilitate such transaction. Not withstanding the foregoing, the parties agree that, should Superior be presented with opportunities to re-structure the contemplated transaction in a manner that would provide ESS with substantial debt or equity capital, then this Purchase Agreement may be modified to incorporate terms mutually acceptable to both parties, each in its sole discretion, which would provide for inclusion of such capital.

To confirm that the terms of this Agreement are acceptable to you, please cause an authorized officer of ESS to date and execute this Letter where indicated below, and return it to the undersigned. This Agreement may be signed in Counterparts.

Very truly yours,

Superior Oil and Gas

Date: 12/17/2004	By:	/s/ Daniel Lloyd

President

Accepted and Agreed.

EagleSpan Steel Structures, Inc.

Date: 12-19-2004	By:	/s/ Jerry Curtis

President

Exhibit 10
Page 5 of 5 Pages